Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2003 Stock Plan, the 2014 Equity Incentive Award Plan, and the 2014 Employee Stock Purchase Plan of Achaogen, Inc. of our report dated February 12, 2014 (except for the last paragraph of Note 2, as to which the date is March 10, 2014), with respect to the consolidated financial statements of Achaogen, Inc. included in the Registration Statement (Form S-1 No. 333-193559), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
April 17, 2014